Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 9, 2014, relating to the combined financial statements of JCC Holding Company II, LLC and its subsidiaries, 3535 LV Corp., Parball Corporation and its subsidiaries, and Corner Investment Company, LLC and its subsidiaries (collectively, the “Purchased Properties”), all of which are under common ownership and common management of Caesars Entertainment Corporation, appearing in the Form 8-K dated July 16, 2014 of Caesars Acquisition Company.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

July 17, 2014